Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Reports Third Quarter 2018 Results

•	Sales of $135.8 million, up 54%
•	Net income of $11.6 million; non-GAAP net income of $14.1 million
•	Adjusted EBITDA of $33.6 million, 24.8% of sales
•	Narrowing and adjusting 2018 guidance

Sarasota, FL, November 5, 2018 — Helios Technologies (formerly known as Sun Hydraulics) (Nasdaq: SNHY) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the third quarter and year-to-date period ended September 29, 2018.  The results include Faster Group since its acquisition on April 5, 2018 and Custom Fluidpower (CFP) since its acquisition on
August 1, 2018.

Wolfgang Dangel, Helios Technologies’ President and Chief Executive Officer, commented, “We are pleased with the progress we’re making as we continue to see strong growth organically and through acquisitions.  Sales were up 43% year-to-date, with organic growth of 14% in Electronics and 12% in Hydraulics.  Our strategic acquisitions of Faster and CFP earlier this year drove year-to-date consolidated growth of 31%.  Further, our legacy Sun Hydraulics and Enovation Controls businesses both realized sequential gross margin improvement in the third quarter.”

He continued, “In the Hydraulics segment, we experienced some operational headwinds that affected revenue and profitability in the third quarter.  The Sarasota Cartridge Valve Technology (CVT) manufacturing consolidation project, which is expected to increase capacity at least 15% by the end of 2019, has temporarily dampened our ability to grow organically at an even further accelerated pace.  CVT demand remains at a high level globally with orders continuing to outpace sales.  We expect to have the consolidation project and efficiencies of the new processes in place by the end of the first quarter of 2019.”

Mr. Dangel added, “These headwinds, along with the challenges of trying to mitigate the additional costs created by recent tariffs, contributed to our adjustment of 2018 revenue and profitability guidance.  On the positive side, we anticipate a significant favorable adjustment in the effective tax rate for 2018 resulting from U.S. tax reform, which will lead to a more favorable impact than previously expected on net income for the year.”

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

Third Quarter 2018 Consolidated Results

($ in millions, except per share data)	Q3 2018	Q3 2017	Change	% Change
Net sales	$135.8	$88.0	$47.8	54%
Gross profit	$51.7	$36.3	$15.4	43%
Gross margin	38.1%	41.2%
Operating income	$19.2	$17.4	$1.8	11%
Operating margin	14.2%	19.8%
Non-GAAP adjusted operating margin	21.3%	22.0%
Net income	$11.6	$11.3	$0.3	3%
Diluted EPS	$0.36	$0.42	$(0.06)	(13%)
Non-GAAP adjusted net income	$14.1	$11.7	$2.4	21%
Non-GAAP adjusted EPS	$0.44	$0.43	$0.01	2%

Sales in the 2018 third quarter grew by $47.8 million, or 54% over the same period last year. The Faster business contributed $31.8 million, the CFP business contributed $8.4 million, and organic business sales grew 9%.  The Faster sales reflect 9% growth over the 2017 third quarter on a pro forma basis, excluding the impact of currency changes, and CFP sales grew 15% over the prior-year comparable period, also excluding the impact of currency changes.  Sales to the Americas, Europe/Middle East/Africa (“EMEA”) and Asia Pacific (“APAC”) comprised 48%, 28% and 24% of consolidated sales, respectively.  Foreign currency translation had a minimal impact on consolidated sales of the Company’s organic business.  Additionally, compared with the exchange rates in effect at the respective acquisition dates, third quarter sales for Faster and CFP were unfavorably impacted by
$1.8 million due to the decline in value of the Euro and Australian dollar relative to the U.S. dollar.

Organic sales growth and acquisitions drove an increase in gross profit, partially offset by amortization of inventory valuation step-up of $2.1 million which resulted from the Faster and CFP acquisitions.  However, lower production volume resulting from normal seasonality impacted the third quarter gross margin realized by Faster.  Also, the addition of the CFP business unfavorably impacted the comparability of gross margin versus the prior year, due to lower margins from a value-add integrator business as opposed to a manufacturer.

The factors that affected gross profit and gross margin also impacted operating income and operating margin. Additionally, the third quarter of 2018 includes $0.7 million of acquisition and financing-related expenses as well as $7.0 million of acquisition-related amortization of intangible assets, compared with $2.0 million in the prior-year third quarter.

Non-GAAP adjusted operating margin was 21.3% in the 2018 quarter compared with 22.0% a year ago.  The decrease is primarily due to the factors noted above which impacted gross margin.  See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP adjusted operating income and non-GAAP adjusted operating margin as well as a reconciliation of GAAP operating income to non-GAAP adjusted operating income.

Net interest expense was $4.6 million compared with $1.1 million in the prior-year period, with the increase due to the debt to fund the Faster and CFP acquisitions.

The Company recorded a $0.3 million charge for accretion of the contingent consideration associated with the Enovation Controls acquisition, compared with a $0.7 million increase to the fair value of the liability in last year’s quarter.

The Tax Cuts and Jobs Act was the primary factor resulting in a lower effective tax rate in the 2018 third quarter, at 18.6%, compared with 29.3% in the third quarter of 2017.

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

Net income was $11.6 million, or $0.36 per share in the third quarter of 2018.  Non-GAAP net income was $14.1 million, or $0.44 per share, compared with $11.7 million, or $0.43 per share, in the prior-year third quarter.  The comparison is impacted by a 4.8 million increase in weighted average shares outstanding in the 2018 third quarter compared with the prior-year third quarter.  See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

Third Quarter Adjusted EBITDA

($ in millions)	Q3 2018	Q3 2017	Change	% Change
Adjusted EBITDA	$33.6	$22.5	$11.1	49%
Adjusted EBITDA margin	24.8%	25.5%

Third quarter 2018 Adjusted EBITDA (earnings before net interest expense, income taxes, depreciation and amortization, and certain non-recurring charges) was $33.6 million, or 24.8% of sales.

Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted EBITDA and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Helios’ use of adjusted EBITDA and adjusted EBITDA margin as well as a reconciliation of net income to adjusted EBITDA.

Year-to-date 2018 Consolidated Results

($ in millions, except per share data)	2018	2017	Change	% Change
Net sales	$369.3	$258.7	$110.6	43%
Gross profit	$139.8	$107.7	$32.0	30%
Gross margin	37.8%	41.6%
Operating income	$53.5	$53.9	$(0.4)	(1%)
Operating margin	14.5%	20.8%
Non-GAAP adjusted operating margin	22.1%	24.0%
Net income	$30.3	$28.8	$1.5	5%
Diluted EPS	$0.97	$1.07	$(0.10)	(9%)
Non-GAAP Adjusted net income	$41.4	$36.0	$5.4	15%
Non-GAAP adjusted EPS	$1.33	$1.33	$(0.00)	(0%)

Sales in the 2018 year-to-date period grew $110.6 million, or 43%, over the prior year. Faster contributed $70.5 million, CFP contributed $8.4 million, and organic business sales grew 12%.  For the year-to-date period, foreign currency translation favorably impacted the consolidated sales of the Company’s organic business by $3.6 million.  Additionally, compared with the rates in effect at the respective acquisition dates, year-to-date sales for Faster and CFP were unfavorably impacted by
$2.7 million due to the decline in value of the Euro and Australian dollar relative to the U.S. dollar.

Operating income in the 2018 year-to-date period included $5.2 million for amortization of inventory valuation step-up compared with $1.8 million in 2017, $5.6 million for acquisition and financing-related expenses compared with $0.2 million in 2017, $0.2 million for restructuring charges compared with none in 2017, and $17.0 million for acquisition-related amortization of intangible assets compared with $6.2 million in 2017.

Non-GAAP adjusted operating margin was 22.1% in the 2018 year-to-date period compared with 24.0% in the prior-year period.  The decrease is primarily due to the factors noted above for the third quarter and other operational costs noted in the first half year’s previously reported results.  See the attached

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

tables for additional important disclosures regarding Helios’ use of non-GAAP adjusted operating income and non-GAAP adjusted operating margin as well as a reconciliation of GAAP operating income to non-GAAP adjusted operating income.

Net interest expense was $9.3 million compared with $2.7 million for the 2017 year-to-date period, with the increase primarily due to debt to fund the Faster and CFP acquisitions.

A foreign currency transaction loss of $3.8 million and change in fair value of contingent consideration of $0.9 million in the year-to-date 2018 period reflect fluctuations compared with the 2017 period as described above for the third quarter and as previously disclosed for the first half year results.  The variation in effective tax rates are similar to the fluctuation described above for the third quarter.

Net income was $30.3 million, or $0.97 per share.  Non-GAAP net income was $41.4 million, or
$1.33 per share, compared with $36.0 million, or $1.33 per share, last year.  The comparison is impacted by a 4.1 million increase in weighted average shares outstanding in the 2018 year-to-date period.  See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

Year-to-date Adjusted EBITDA

($ in millions)	2018	2017	Change	% Change
Adjusted EBITDA	$91.9	$70.1	$21.8	31%
Adjusted EBITDA margin	24.9%	27.1%

Year-to-date 2018 Adjusted EBITDA was $91.9 million, or 24.9% of sales.

Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Helios’ use of adjusted EBITDA and adjusted EBITDA margin as well as a reconciliation of net income to adjusted EBITDA.

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales of $104.1 million grew 84% over the prior-year third quarter.  The $47.5 million increase included $31.8 million from the Faster business, $8.4 million from CFP and 13% of organic growth.  Growth was driven by increased demand in all geographies and end markets, and was also positively impacted by global sales and marketing initiatives.  Orders continued to outpace revenue.  The CVT manufacturing consolidation project, which is expected to increase capacity, has temporarily dampened the Company’s ability to grow organically at an even further accelerated pace. Faster’s third quarter results were in line with Helios’ expectations relative to normal seasonal fluctuations. Including Faster and CFP, sales to the Americas, EMEA and APAC were up 52%, 115% and 105%, respectively.  Foreign currency translation for the Sun Hydraulics business had a minimal impact compared with the 2017 third quarter.

Third quarter 2018 gross margin declined versus last year due to several factors.  While the CVT business showed improved sequential gross margin over the first two quarters of 2018, compared with the third quarter last year, third quarter 2018 gross margin was lower due to productivity constraints related to the CVT consolidation project.  While Faster and CFP were not included in the 2017 results, on a sequential basis, Faster margins declined due to normal seasonality of revenue in the third

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

quarter.  The addition of CFP in the third quarter also caused gross margin to decrease due to the nature of the value-add distributor business.

Higher SEA (selling, engineering and administrative) expenses in the 2018 quarter include $5.3 million for the Faster business and $1.7 million for the CFP business, while costs realized by the historical Sun business were consistent with the prior year.

Third quarter operating income increased $9.2 million, or 68%, to $22.7 million, representing 21.8% of sales. The addition of the CFP business unfavorably impacted the comparability of the operating margin versus the prior year, due to lower margins from value-add integrator business.

Year-to-date, segment sales grew $98.7 million, or 58%, to $270.3 million. The growth included
$70.5 million contributed by Faster, $8.4 million contributed by CFP, and 12% growth was realized organically.  Operating income for the 2018 year-to-date period was $61.6 million, or 22.8% of sales.

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales were $31.8 million for the 2018 third quarter, a $0.4 million increase compared with the third quarter of last year. Foreign currency translation minimally impacted segment sales in the quarter.

Third quarter 2018 gross margin improved over last year and also showed sequential improvement over the first two quarters of 2018.  Favorable productivity and product mix drove the increase.

SEA costs increased by $1.0 million due to planned investments in sales and marketing initiatives, and research and development to support the segment’s growth strategy, as well as increased accounting and administrative infrastructure costs.

Third quarter operating income was up $0.3 million compared with the prior-year third quarter, to
$6.3 million, or 19.9% of sales.

Year-to-date, segment sales grew $11.9 million, or 14%, to $99.0 million.  Operating income for the 2018 year-to-date period was $20.0 million, or 20.2% of sales.

Balance Sheet and Cash Flow Review

Total debt was $364.8 million at September 29, 2018, up from $116.0 million at December 30, 2017, with the increase primarily used to fund the Faster and CFP acquisitions.  Cash and cash equivalents at September 29, 2018 were $15.9 million, compared with $63.9 million at the end of 2017.

Cash provided by operations was $44.2 million and $38.4 million for the first three quarters of 2018 and 2017, respectively.  The increase was primarily due to higher cash from earnings, partially offset by increases in working capital.

Capital expenditures were $18.7 million and $8.3 million for the first three quarters of 2018 and 2017, respectively.  The increase was primarily for machinery and equipment and costs for the completion of the Company’s new production facility in South Korea, which opened in August of 2018.

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

2018 Outlook and Guidance

Mr. Dangel stated, “Due to continued strong order rates, we are able to narrow our guidance in the Electronics segment to the high end of previous guidance.  For Hydraulics, we are reducing our revenue guidance for the year based on a few factors:  1) our shipment outlook which has been temporarily dampened due to the CVT site consolidation project, 2) slower growth rates in the agriculture market, and 3) currency impact of the strong U.S. dollar relative to the Euro and Australian Dollar.  Demand continues to be strong globally even as agriculture shows signs of some slowdown from the high growth we have experienced.  Further, refinement of our operating margin guidance was warranted based on the current dynamics impacting our top line revenue and operations.  Over the year, our cost structure has shifted resulting from inflationary material costs which are further exacerbated by recent tariffs.”

The following summarizes the Company’s updated expectations for 2018, compared with previously provided guidance:

	Previous 2018 Guidance	Updated 2018 Guidance
Consolidated revenue	$510 - $525 million	$500 - $507 million
Hydraulics segment revenue	$388 - $398 million	$375 - $380 million
Electronics segment revenue	$122 - $127 million	$125 - $127 million
Consolidated operating margin (1)	21.7% - 23.0%(1)	20.5% - 21.5%(1)
Consolidated interest expense	$13.5 - $14.5 million	$13.7 - $14.2 million
Effective tax rate	24.5% - 26.5%	19% - 21%
Capital expenditures	$25 - $30 million	$25 - $30 million
Depreciation	$16.5 - $17.5 million	$16.0 - $16.5 million
Amortization	$22.5 - $23.5 million	$21.6 - $22.3 million
(1) Operating margin is non-GAAP, before acquisition-related amortization of intangibles and one-time costs

Mr. Dangel concluded, “We remain steadfast in the execution of our many activities to further improve our operating margins.  These include our Sarasota consolidation project and ramping up of our newly opened state-of-the-art facility in South Korea.  Additionally, we have taken action to improve our supply chain and continuously seek to enhance throughput in all areas of our organization in accordance with our lean enterprise initiative.  These actions aid in the progression toward our Vision 2025 goals, including $1 billion in revenue with superior profitability and financial strength.”

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.heliostechnologies.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday,
November 13, 2018.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13683879.  The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

About Helios Technologies
Helios Technologies is the business name for Sun Hydraulics Corporation, a publicly-listed company on the Nasdaq Global Stock Market (SNHY).  Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company does business through its operating subsidiaries around the world, including Sun Hydraulics, LLC, Enovation Controls, LLC and Faster S.p.A.  Through its Hydraulics segment, the Company serves diverse markets including material handling, construction equipment, agriculture, specialized vehicles, energy and others through its Sun Hydraulics and Faster Group companies, providing high-performance screw-in hydraulic cartridge valves and manifolds as well as quick-release hydraulic coupling solutions.  Through its Electronics segment, the Company provides electronic control solutions through Enovation Controls for recreational and off-highway vehicles, as well as industrial stationary and mobile power equipment.  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates, vision or projections of Sun Hydraulics Corporation (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) the Company’s expectations regarding our sales, expenses, gross margins and other results of operations; (iv) trends affecting the Company’s financial condition or results of operations; (v) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (vi) the declaration and payment of dividends; (vii) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization; and (viii) potential challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international business. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.  Important factors that could cause the actual results to differ materially from those in the forward‐looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulics industry in particular, which directly affect customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company, Enovation Controls and Faster Group; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw‐in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, compliance with anti-corruption laws and trade laws, including export and import compliance, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10‐Q for the quarter ended September 29, 2018, and Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 30, 2017. The Company disclaims any intention or obligation to update or revise forward‐looking statements, whether as a result of new information, future events or otherwise.

This news release will discuss some non-GAAP financial measures, which the Company believes are useful in evaluating our performance.  You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow.

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 29	September 30		September 29	September 30
	2018	2017	% Change	2018	2017	% Change
Net sales	$135,837	$88,001	54%	$369,322	$258,689	43%
Cost of sales	84,102	51,707	63%	229,567	151,018	52%
Gross profit	51,735	36,294	43%	139,755	107,671	30%
Gross margin	38.1%	41.2%		37.8%	41.6%

Selling, engineering and administrative expenses	25,440	16,854	51%	69,078	47,398	46%
Amortization of intangible assets	7,049	2,038	246%	17,174	6,386	169%
Operating income	19,246	17,402	11%	53,503	53,887	(1%)
Operating margin	14.2%	19.8%		14.5%	20.8%

Interest expense, net	4,622	1,121	312%	9,256	2,710	242%
Foreign currency transaction loss (gain), net	(42)	(24)	75%	3,770	(64)	NM
Miscellaneous expense, net	141	(337)	NM	185	365	(49%)
Change in fair value of contingent consideration	275	664	(59%)	928	8,855	(90%)
Income before income taxes	14,250	15,978	(11)%	39,364	42,021	(6%)
Income tax provision	2,651	4,683	(43)%	9,058	13,231	(32%)
Net income	$11,599	$11,295	3%	$30,306	$28,790	5%

Basic and diluted net income per common share	$0.36	$0.42	(13%)	$0.97	$1.07	(9%)

Basic and diluted weighted average shares outstanding	31,843	27,059		31,093	27,017

Dividends declared per share	$0.09	$0.09		$0.27	$0.29

NM = Not meaningful

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 29	December 30,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,875	$63,882
Restricted cash	39	40
Accounts receivable, net of allowance for doubtful accounts
of $1,047 and $358	77,867	37,503
Inventories, net	88,438	41,545
Income taxes receivable	2,242	-
Other current assets	11,821	3,806
Total current assets	196,282	146,776
Property, plant and equipment, net	122,660	91,931
Deferred income taxes	7,848	4,654
Goodwill	350,306	108,869
Other intangibles, net	327,667	104,131
Other assets	3,849	3,405
Total assets	$1,008,612	$459,766
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$36,076	$15,469
Accrued expenses	25,287	8,977
Current portion of contingent consideration	17,468	17,102
Current portion of long-term non-revolving debt, net	4,950	-
Dividends payable	2,877	2,437
Income taxes payable	3,005	1,878
Other current liabilities	2,248	-
Total current liabilities	91,911	45,863
Revolving line of credit	267,000	116,000
Long-term non-revolving debt, net	92,836	-
Contingent consideration, less current portion	938	16,780
Deferred income taxes	20,230	2,068
Other noncurrent liabilities	9,187	6,382
Total liabilities	482,102	187,093
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001,
no shares outstanding	-	-
Common stock, 50,000,000 shares authorized, par value $0.001,
31,957,429 and 27,077,145 shares outstanding	32	27
Capital in excess of par value	356,772	95,354
Retained earnings	205,510	183,770
Accumulated other comprehensive loss	(35,804)	(6,478)
Total shareholders’ equity	526,510	272,673
Total liabilities and shareholders’ equity	$1,008,612	$459,766

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Nine Months Ended
	September 29, 2018	September 30, 2017
Cash flows from operating activities:

Net income	$30,306	$28,790
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	28,801	14,559
Loss on disposal of assets	53	812
Stock-based compensation expense	3,364	3,180
Amortization of debt issuance costs	550	334
Benefit for deferred income taxes	(393)	(2,660)
Amortization of acquisition-related inventory step-up	5,217	1,774
Change in fair value of contingent consideration	928	8,855
Forward contract losses, net	3,573	-
Other, net	386	188
(Increase) decrease in operating assets, net of acquisition:
Accounts receivable	(10,595)	(14,419)
Inventories	(13,754)	(15,063)
Income taxes receivable	(1,723)	512
Other current assets	(1,329)	12
Other assets	121	(359)
Increase (decrease) in operating liabilities, net of acquisition:
Accounts payable	1,413	7,146
Accrued expenses and other liabilities	2,210	3,005
Income taxes payable	(4,762)	2,378
Other noncurrent liabilities	(144)	(623)
Net cash provided by operating activities	44,222	38,421
Cash flows from investing activities:
Capital expenditures	(18,702)	(8,268)
Proceeds from dispositions of equipment	20	37
Proceeds from sale of short-term investments	-	2,887
Acquisition of business, net of cash acquired	(534,662)	(500)
Cash settlements of forward contracts	(2,535)	-
Net cash used in investing activities	(555,879)	(5,844)
Cash flows from financing activities:
Borrowings on revolving line of credit	285,000	-
Repayment of borrowings on revolving line of credit	(134,000)	(24,000)
Borrowings on long-term non-revolving debt	101,035	-
Repayment of borrowings on long-term non-revolving debt	(2,527)	-
Borrowings under factoring arrangement	2,891	-
Repayments of borrowings under factoring arrangement	(2,040)	-
Payments on capital lease obligations	(638)	-
Proceeds from stock issued	240,959	776
Dividends to shareholders	(8,126)	(7,824)
Debt issuance costs	(1,763)	-
Payment of employee tax withholding	(240)	-
Payment of contingent consideration liability	(17,342)	-
Change in restricted cash	-	88
Net cash provided by (used in) financing activities	463,209	(30,960)
Effect of exchange rate changes on cash and cash equivalents	441	5,353
Net (decrease) increase in cash and cash equivalents	(48,007)	6,970
Cash and cash equivalents, beginning of period	63,882	74,221
Cash and cash equivalents, end of period	$15,875	$81,191

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

HELIOS TECHNOLOGIES

SEGMENT DATA

(in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29	September 30	September 29	September 30
	2018	2017	2018	2017
Sales:
Hydraulics	$104,055	$56,638	$270,297	$171,578
Electronics	31,782	31,363	99,025	87,111
Consolidated	$135,837	$88,001	$369,322	$258,689

Gross profit and margin:
Hydraulics	$39,066	$22,869	$101,936	$70,468
	37.5%	40.4%	37.7%	41.1%
Electronics	14,761	13,425	43,036	38,977
	46.4%	42.8%	43.5%	44.7%
Corporate and other	(2,092)	-	(5,217)	(1,774)
Consolidated	$51,735	$36,294	$139,755	$107,671
	38.1%	41.2%	37.8%	41.6%

Operating income and margin:
Hydraulics	$22,723	$13,487	$61,567	$43,618
	21.8%	23.9%	22.8%	25.4%
Electronics	6,321	5,961	19,960	18,616
	19.9%	19.0%	20.2%	21.5%
Corporate and other	(9,798)	(2,046)	(28,024)	(8,347)
Consolidated	$19,246	$17,402	$53,503	$53,887
	14.2%	19.8%	14.5%	20.8%

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

HELIOS TECHNOLOGIES

ADDITIONAL INFORMATION

(Unaudited)

2018 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	2018	% of Total
Americas:
Hydraulics	$26.4		$39.7		$38.4		$104.5
Electronics	30.1		27.9		27.4		85.4
Consol. Americas	56.5	58%	67.6	50%	65.8	48%	189.9	51%
EMEA:
Hydraulics	19.6		40.5		34.6		94.7
Electronics	2.7		2.7		2.7		8.1
Consol. EMEA	22.3	23%	43.2	32%	37.3	28%	102.8	28%
APAC:
Hydraulics	16.6		23.4		31.1		71.1
Electronics	1.9		2.0		1.6		5.5
Consol. APAC	18.5	19%	25.4	18%	32.7	24%	76.6	21%
Total	$97.3		$136.2		$135.8		$369.3

2017 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2017	% of Total
Americas:
Hydraulics	$24.7		$28.2		$25.3		$25.6		$103.8
Electronics	22.6		24.5		26.8		21.1		95.0
Consol. Americas	47.3	58%	52.7	59%	52.1	59%	46.7	56%	198.8	58%
EMEA:
Hydraulics	17.1		16.6		16.1		16.4		66.2
Electronics	3.0		2.6		2.9		2.4		10.9
Consol. EMEA	20.1	25%	19.2	22%	19.0	22%	18.8	22%	77.1	22%
APAC:
Hydraulics	12.3		16.0		15.2		17.1		60.6
Electronics	1.7		1.4		1.7		1.5		6.3
Consol. APAC	14.0	17%	17.4	19%	16.9	19%	18.6	22%	66.9	20%
Total	$81.4		$89.3		$88.0		$84.1		$342.8

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29	September 30	September 29	September 30
	2018	2017	2018	2017
GAAP operating income	$19,246	$17,402	$53,503	$53,887
Acquisition-related amortization of intangible assets	6,989	1,977	16,993	6,204
Acquisition-related amortization of inventory step-up	2,092	-	5,217	1,774
Acquisition and financing-related expenses	668	-	5,595	200
Restructuring charges	-	-	170	-
Non-GAAP adjusted operating income	$28,995	$19,379	$81,478	$62,065
GAAP operating margin	14.2%	19.8%	14.5%	20.8%
Non-GAAP Adjusted operating margin	21.3%	22.0%	22.1%	24.0%

Non-GAAP Net Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29	September 30	September 29	September 30
	2018	2017	2018	2017
Net income	$11,599	$11,295	$30,306	$28,790
Acquisition-related amortization of inventory step-up	2,092	-	5,217	1,774
Acquisition and financing-related expenses	668	-	5,595	200
Restructuring charges	-	-	170	-
Foreign currency forward contract loss	-	-	2,535	-
Change in fair value of contingent consideration	275	664	928	8,855
Tax effect of above	(565)	(219)	(3,322)	(3,574)
Adjusted net income	$14,069	$11,740	$41,429	$36,045
Adjusted net income per diluted share	$0.44	$0.43	$1.33	$1.33

Adjusted EBITDA RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29	September 30	September 29	September 30
	2018	2017	2018	2017
Net income	$11,599	$11,295	$30,306	$28,790
Interest expense (income), net	4,622	1,121	9,256	2,710
Income tax provision	2,651	4,683	9,058	13,231
Depreciation and amortization	11,725	4,704	28,801	14,559
EBITDA	30,597	21,803	77,421	59,290
Acquisition-related amortization of inventory step-up	2,092	-	5,217	1,774
Acquisition and financing-related expenses	668	-	5,595	200
Restructuring charges	-	-	170	-
Foreign currency forward contract loss	-	-	2,535	-
Change in fair value of contingent consideration	275	664	928	8,855
Adjusted EBITDA	$33,632	$22,467	$91,866	$70,119
Adjusted EBITDA margin	24.8%	25.5%	24.9%	27.1%

Helios Technologies Reports Third Quarter 2018 Results

November 5, 2018

Non-GAAP Financial Measures:

Adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Helios believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are important for investors and other readers of Helios’ financial statements, as they are used as analytical indicators by Helios’ management to better understand operating performance.  Because adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share, as presented, may not be directly comparable to other similarly titled measures used by other companies.